Exhibit 21.1
ACE*COMM Corporation
List of Subsidiaries
ACE*COMM Solutions UK Limited
ACE*COMM Solutions Australia Pty Limited
Solutions ACE*COMM Corporation
Double Helix Solutions Limited
2 Helix Europe Limited
i3 Mobile, Inc.
ACE*COMM Holdings I
ACE*COMM Holdings II
ACE*COMM Holdings III